EXHIBIT 99.1

For Immediate Release

Mediacom Communications Reports Results for Third
Quarter 2004 and Revises Full-Year 2004 Guidance

Middletown, NY — November 8, 2004 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today reported financial results for the three months ended September 30, 2004.

Third Quarter 2004 Financial Highlights

For the third quarter of 2004, revenues increased by 3.9% to $261.0 million from $251.1 million in the third quarter of 2003. Operating income before depreciation and amortization (“OIBDA”) for the third quarter of 2004 decreased by 2.6% to $98.5 million from $101.1 million, and operating income decreased by 2.9% to $42.9 million from $44.1 million, as compared to the third quarter of 2003. The Company recorded a net loss for the third quarter of 2004 of $12.8 million, or a loss of $0.11 per share, as compared to net income of $1.9 million, or $0.02 per share, in the third quarter of 2003.

These results were affected by Hurricane Ivan, which disrupted operations in many of the Company’s cable systems in Alabama, Florida and Mississippi. Excluding the impact of the hurricane, the Company would have generated revenues and OIBDA of $263.9 million and $102.4 million, respectively, in the third quarter of 2004, representing increases of 5.1% and 1.3%, respectively, over the third quarter of 2003. For more information on the effects of the hurricane, please see the section of this press release entitled “Hurricane Ivan” below.

Unlevered free cash flow was $53.4 million, an increase of 11.5% from $47.9 million in the third quarter of 2003. Free cash flow improved to $4.7 million, as compared to $1.8 million for the third quarter of 2003. The Company defines unlevered free cash flow as OIBDA less cash taxes and capital expenditures and free cash flow as OIBDA less interest expense, net, cash taxes and capital expenditures. OIBDA, unlevered free cash flow and free cash flow are not financial measures calculated in accordance with accounting principles generally accepted in the United States (GAAP). For more information regarding these non-GAAP financial measures, please see the section of this press release entitled “Use of Non-GAAP Financial Measures.”

“Both our data and advertising businesses generated 20% plus year-over-year revenue growth this quarter” said Rocco B. Commisso, Mediacom’s Chairman and CEO. “However, our overall financial performance this period was impacted by continued competitive pressures from satellite video providers, resulting from the cumulative effects of their local-into-local market launches, and disruptions to our operations by Hurricane Ivan. On the other hand, the dramatic swing this year to positive and growing free cash flow combined with the recent successful completion of the $1.15 billion bank refinancing provide our Company with ample financial resources to succeed longer term in a tougher competitive environment.”

Mediacom Communications Corporation
100 Crystal Run Road • Middletown, NY 10941 • 845-695-2600 • Fax 845-695-2639

“We are aggressively ratcheting up our competitive response in the video business through packaging of digital and data services that offer greater value to our customers,” continued Mr. Commisso. “These actions are bolstered by expanding market availability of video-on-demand, high-definition TV and DVRs. And with the recent announcement of our partnership with Sprint, we are on track to launch our VoIP telephony service in certain markets in the first half of 2005. We believe that our targeted responses, combined with these video enhancements, will help to counter the negative basic subscriber trends.”

“Lastly, Ivan was the most severe storm to hit our cable systems since we began operations in 1996. I would like to thank all of Mediacom’s employees, especially those in the affected areas, for their hard work and extraordinary commitment in helping to restore service to our customers so quickly,” concluded Mr. Commisso.

Hurricane Ivan

On September 16, 2004, as a result of Hurricane Ivan, the Company’s cable systems in areas of Alabama, Florida and Mississippi experienced, to varying degrees, damage to cable plant and other property and equipment, business interruption and loss of customers. The hurricane initially disrupted cable service to over 100,000 of the Company’s basic subscribers in these three states. The Company’s results of operations for the three and nine months ended September 30, 2004 take into account lost revenues and incremental costs caused by the hurricane. In addition, the Company estimates that, as of September 30, 2004, the hurricane caused losses of 8,000 basic subscribers, 2,000 digital customers and 1,000 data customers. The Summary Operating Statistics presented in Attachment 8 of this press release reflect these losses.

The revenue impact and the costs incurred during the third quarter are reflected in the Company’s consolidated financial statements, and are detailed as follows: (a) revenues were recorded net of $2.9 million of service interruption credits issued to customers; (b) service costs included $0.8 million of incremental costs to cover the repair of the Company’s facilities, the use of outside contractors to help repair cable plant and increased employee costs; (c) selling, general and administrative expenses included incremental costs of $0.2 million related to additional customer service employee costs required to support customers’ needs; and (d) depreciation expense included $2.1 million due to an impairment of cable plant and other property and equipment. In addition, the Company estimates that it will spend about $6.0 million of capital expenditures to replace or rebuild property, plant and equipment damaged by Hurricane Ivan.

The Company is insured against certain losses related to the hurricane, subject to varying deductible amounts. The Company cannot estimate at this time the amounts that will be ultimately recoverable under its insurance policies.

Updated 2004 Guidance

Based on current trends in the video business, combined with the effects of Hurricane Ivan, the Company today announced that it is revising its full-year 2004 financial guidance to as follows:

•	Revenues of $1,055 million to $1,063 million

•	OIBDA of $411 million to $417 million

•	Capital expenditures of $174 million to $182 million

•	Unlevered free cash flow of $230 million to $240 million

•	Interest expense of $192 million to $196 million

•	Free cash flow of $35 million to $45 million

Three Months Ended September 30, 2004 Compared to Three Months Ended September 30, 2003

Revenues rose 3.9%, net of service interruption credits related to Hurricane Ivan. Excluding such credits, revenues rose 5.1%. Average monthly revenue per basic subscriber increased 9.6% from the third quarter of 2003 to $58.95.

•	Video revenues decreased 0.6%, net of service interruption credits related to the hurricane. Excluding such credits, video revenues increased 0.5% as a result of basic rate increases, partially offset by a decline in basic subscribers from 1,552,000 to 1,461,000, which is net of an estimated 8,000 subscribers lost due to the hurricane. Digital customers, at 382,000, which is net of an estimated 2,000 customers lost due to the hurricane, were down compared to 393,000 a year ago. Average monthly video revenue per basic subscriber increased 4.8% from the third quarter of 2003 to $47.20. During the third quarter of 2004, net of the estimated losses due to the hurricane, basic subscribers were down 30,000 while digital customers rose 9,000.

•	Data revenues rose 29.0%, net of service interruption credits related to the hurricane. Excluding such credits, data revenues grew 30.5% due primarily to an increase in data customers from 261,000 to 350,000, which is net of an estimated 1,000 customers lost due to the hurricane. Average monthly data revenue per data customer decreased 5.7% from the third quarter of 2003 due to the growth of lower-priced, slower speed data customers, as well as to discounting associated with the bundling of digital and data services. During the third quarter of 2004, net of the estimated losses due to the hurricane, data customers grew 23,000.

•	Advertising revenues increased 22.4%, as a result of a stronger local advertising market, an increase in political advertising sales and, to a lesser extent, the completion of an interconnect in one of the Company’s larger markets.

Service costs increased 8.3% and included incremental costs related to the hurricane. Excluding such incremental costs, service costs increased 7.5% over the prior year. Of this increase: 42.0% was due to increased programming costs caused by rate increases on basic and, to a lesser extent, premium services, offset in part by a reduction in basic subscribers; 17.9% was due to greater expensing of labor and overhead resulting from the transition from upgrade construction to maintenance activities; 13.5% was due to servicing the growth in data customers; and 11.7% was due to increased use of outside contractors to service our customers.

Selling, general and administrative expenses increased 8.4% and included incremental costs related to the hurricane. Excluding such incremental costs, selling, general and administrative expenses increased 8.0%. Of this increase: 40.8% was due to greater expensing of labor and overhead resulting from the transition from upgrade construction to maintenance activities; 28.2% was due to higher costs in the advertising sales division associated with the expanded level of business and as a result of bringing in-house certain markets previously managed by third parties; and 25.1% was due to higher marketing costs for new programs instituted during the quarter, offset in part by a decrease in bad debt expense.

Corporate expenses increased 8.5%. This was principally due to increases in employee compensation and, to a lesser extent, increases in professional service fees and insurance premiums, partially offset by greater capitalization of labor and overhead costs related to increased capital project activities.

Depreciation and amortization decreased 2.3%, and included incremental costs related to the hurricane. Excluding such incremental costs, depreciation and amortization decreased 6.1%. This was principally due to a higher level of plant disposals in 2003, as a result of the completion of the Company’s network upgrade program, offset in part by increased depreciation for investments in the Company’s cable network and ongoing investments to continue the rollout of products and services such as video-on-demand, high-definition TV, digital video recorders and broadband data access.

Interest expense, net, increased 5.6%. This was primarily due to lower rates of interest expense capitalization for the three months ended September 30, 2004, given the substantial reduction of upgrade/rebuild capital expenditures, as well as higher market interest rates on variable rate debt. This increase was offset in part by lower average indebtedness.

Principally as a result of lower market interest rates at the end of the quarter compared with the beginning, the Company recorded a net loss on derivatives amounting to $4.2 million for the three months ended September 30, 2004, as compared to a net gain on derivatives of $9.0 million for the three months ended September 30, 2003.

As a result of the above factors, the Company generated a net loss for the three months ended September 30, 2004 of $12.8 million as compared to net income of $1.9 million for the three months ended September 30, 2003.

Liquidity and Capital Resources

The Company has included Consolidated Statements of Cash Flows for the nine months ended September 30, 2004 and 2003 as a means of providing more detail regarding the liquidity and capital resources discussion below.

Significant sources of cash for the nine months ended September 30, 2004 consisted of the following:

•	Generation of net cash flows provided by operating activities of approximately $153.0 million; and

•	Proceeds from the sale of assets and investments, primarily a cable system, for approximately $10.6 million.

Significant uses of cash for the nine months ended September 30, 2004 consisted of the following:

•	Capital expenditures of $126.0 million;

•	Purchase of a small cable system for $3.4 million;

•	Net repayment of debt of $43.2 million; and

•	Repurchase of common stock of $3.7 million.

Financial Position

At September 30, 2004, the Company had total debt outstanding of $3,008 million, a reduction of $43.2 million since December 31, 2003. As of September 30, 2004, the Company had unused credit facilities of $701 million, of which $553 million could be borrowed and used for general corporate purposes based on the terms and conditions of the Company’s debt arrangements.

On October 21, 2004, the operating subsidiaries of Mediacom LLC, one of the Company’s two principal subsidiaries, refinanced their two credit facilities with a new $1.15 billion senior secured bank credit facility. The new credit facility, with a final term of March 31, 2013, refinanced similar facilities put in place in 1999 with aggregate initial commitments of $1.1 billion that would have expired in 2008, or in 2007 under certain circumstances. As a result of this refinancing, Mediacom Communications currently has unused credit facilities of approximately $917 million, of which about $769 million could be borrowed and used for general corporate purposes based on the terms and conditions of the Company’s debt arrangements.

Currently, 73% of the Company’s total debt is at fixed interest rates or subject to interest rate protection, and the Company’s weighted average cost of debt capital, including interest rate swap agreements, is 6.7%.

Use of Non-GAAP Financial Measures

“OIBDA,” “unlevered free cash flow,” and “free cash flow” are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company defines unlevered free cash flow as OIBDA less cash taxes and capital expenditures, and free cash flow as OIBDA less interest expense, net, cash taxes and capital expenditures.

OIBDA is one of the primary measures used by management to evaluate the Company’s performance and to forecast future results. The Company believes OIBDA is useful for investors because it enables them to assess the Company’s performance in a manner similar to the method used by management, and provides a measure that can be used to analyze, value and compare the companies in the cable television industry, which may have different depreciation and amortization policies. A limitation of this measure, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management utilizes a separate process to budget, measure and evaluate capital expenditures.

Unlevered free cash flow and free cash flow are used by management to evaluate the Company’s ability to service its debt and to fund continued growth with internally generated funds. The Company believes unlevered free cash flow and free cash flow are useful for investors because they enable them to assess the Company’s ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the method used by management, and provide measures that can be used to analyze, value and compare companies in the cable television industry. The Company’s definitions of unlevered free cash flow and free cash flow eliminate the impact of quarterly working capital fluctuations, most notably from the timing of semi-annual cash interest payments on the Company’s senior notes. The only difference between the terms unlevered free cash flow and free cash flow is that unlevered free cash flow does not subtract interest expense, net. The Company’s definitions of unlevered free cash flow and free cash flow may not be comparable to similarly titled measures used by other companies.

OIBDA, unlevered free cash flow and free cash flow should not be regarded as alternatives to either operating income, net income or net loss as indicators of operating performance or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to unlevered free cash flow and free cash flow. The Company is unable to reconcile these non-GAAP measures to their most directly comparable non-GAAP measures on a forward-looking basis primarily because it is impractical to project the timing of certain items, such as the initiation of depreciation relative to network construction projects, or changes in working capital. Reconciliations of historical presentations of OIBDA, unlevered free cash flow and free cash flow to their most directly comparable GAAP financial measures are provided in Attachment 6.

Teleconference

The Company will hold a teleconference to discuss its second quarter results today at 10:30 a.m. Eastern Time. A live broadcast of the Company’s teleconference can be accessed through the Company web site at www.mediacomcc.com. Participants should go to the Investor Relations link at least 10 minutes prior to the start time to register. The teleconference will be archived on the website.

Company Description

Mediacom Communications is the nation’s 8th largest cable television company and the leading cable operator focused on serving the smaller cities and towns in the United States. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, video-on-demand, digital video recorders, high-definition television and high-speed Internet access. More information about Mediacom Communications can be accessed on the Internet at: www.mediacomcc.com.

Forward Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continues” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statements include: competition in the Company’s video and high-speed Internet access businesses; the Company’s ability to achieve anticipated customer and revenue growth and to successfully introduce new products and services; increasing programming costs; changes in laws and regulations; the Company’s ability to generate sufficient cash flow to meet its debt service obligations and the other risks and uncertainties described in the Company’s annual report on Form 10-K and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

Attachments:	Contact:
(1) Actual Results — Three-Month Periods	Investor Relations
(2) Actual Results — Nine-Month Periods	Matt Derdeyn
(3) Consolidated Balance Sheet Data	Vice President,
(4) Condensed Statements of Cash Flows	Corporate Finance
(5) Capital Expenditure Data	(845) 695-2612
(6) Reconciliation Data — Historical	Media Relations
(7) Calculation — Unlevered Free Cash Flow and Free Cash Flow	Marvin Rappaport
(8) Summary Operating Statistics	Vice President,
Governmental Relations
(845) 695-2704

(1) Actual Results — Three-Month Periods

The table below presents actual results for the three-month periods ended September 30, 2004 and September 30, 2003 (percentage changes that are not meaningful are marked NM).

MEDIACOM COMMUNICATIONS CORPORATION
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Percent
	2004 (a)	2003	Change
Video	$208,999	$210,221	(0.6%)
Data	38,853	30,120	29.0
Advertising	13,173	10,766	22.4

Total revenues	261,025	251,107	3.9

Service costs	103,411	95,498	8.3
SG&A expenses	54,012	49,820	8.4
Corporate expenses	5,095	4,697	8.5
Depreciation and amortization	55,631	56,958	(2.3)

Operating income	42,876	44,134	(2.9)

Interest expense, net	(48,709)	(46,121)	5.6
(Loss) gain on derivatives, net	(4,218)	8,984	NM
Other expense	(2,593)	(4,849)	NM

Net income (loss) before provision for income taxes	(12,644)	2,148	NM

Provision for income taxes	163	211	NM

Net income (loss)	$(12,807)	$1,937	NM

Basic weighted average shares outstanding	118,523	118,633
Diluted weighted average shares outstanding	118,523	118,698
Basic and diluted earnings (loss) per share	$(0.11)	$0.02

OIBDA (b)	$98,507	$101,092	(2.6%)
OIBDA margin (c)	37.7%	40.3%
Operating income margin (d)	16.4%	17.6%
Unlevered free cash flow (e)	$53,385	$47,891	11.5%
Unlevered free cash flow margin (f)	20.5%	19.1%
Free cash flow (g)	$4,676	$1,770	NM
Free cash flow per share (h)	$0.04	$0.01

(a)	For the three months ended September 30, 2004, Hurricane Ivan had the following effects: revenues were recorded net of $2.9 million of service interruption credits issued to customers due to Hurricane Ivan; service costs included $0.8 million of incremental costs to cover the repair of the Company’s facilities, the use of outside contractors to repair cable plant and increased employee costs; selling, general and administrative expenses included incremental costs of $0.2 million related to additional customer service employee costs required to support customers’ needs; and depreciation expense included $2.1 million due to the impairment of cable plant and other property and equipment. See “Hurricane Ivan.”
(b)	See Attachment (6) Reconciliation Data — Historical for a reconciliation of OIBDA to operating income.
(c)	Represents OIBDA as a percentage of revenues.
(d)	Represents operating income as a percentage of revenues.
(e)	Represents OIBDA less cash taxes and capital expenditures. See Attachment (6) Reconciliation Data — Historical for a reconciliation of unlevered free cash flow to net cash flows provided by operating activities.
(f)	Represents unlevered free cash flow as a percentage of revenues.
(g)	Represents unlevered free cash flow less interest expense, net. See Attachment (6) Reconciliation Data — Historical for a reconciliation of free cash flow to net cash flows provided by operating activities.
(h)	Represents free cash flow divided by basic weighted average common shares outstanding.

(2) Actual Results — Nine-Month Periods

The table below presents actual results for the nine-month periods ended September 30, 2004 and September 30, 2003 (percentage changes that are not meaningful are marked NM).

MEDIACOM COMMUNICATIONS CORPORATION
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Nine Months Ended September 30,		Percent
	2004 (a)	2003	Change
Video	$642,220	$633,680	1.3%
Data	113,506	81,694	38.9
Advertising	36,337	30,702	18.4

Total revenues	792,063	746,076	6.2

Service costs	307,534	285,700	7.6
SG&A expenses	158,388	145,073	9.2
Corporate expenses	14,943	12,304	21.4
Depreciation and amortization	163,826	218,436	(25.0)

Operating income	147,372	84,563	74.3

Interest expense, net	(143,276)	(143,710)	(0.3)
Gain (loss) on derivatives, net	9,498	(732)	NM
Gain on sale of assets and investments, net	5,885	(1,522)	NM
Other expense	(7,406)	(7,562)	(2.1)

Net income (loss) before provision for income taxes	12,073	(68,963)	NM

Provision for income taxes	490	624	NM

Net income (loss)	$11,583	$(69,587)	NM

Basic weighted average shares outstanding	118,683	118,597
Diluted weighted average shares outstanding	118,709	118,597
Basic and diluted earnings (loss) per share	$0.10	$(0.59)

OIBDA (b)	$311,198	$302,999	2.7%
OIBDA margin (c)	39.3%	40.6%
Operating income margin (d)	18.6%	11.3%
Unlevered free cash flow (e)	$184,806	$109,438	68.9%
Unlevered free cash flow margin (f)	23.3%	14.7%
Free cash flow (g)	$41,530	$(34,272)	NM
Free cash flow per share (h)	$0.35	$(0.29)

(a)	For the nine months ended September 30, 2004, Hurricane Ivan had the following effects: revenues were recorded net of $2.9 million of service interruption credits issued to customers due to Hurricane Ivan; service costs included $0.8 million of incremental costs to cover the repair of the Company’s facilities, the use of outside contractors to repair cable plant and increased employee costs; selling, general and administrative expenses included incremental costs of $0.2 million related to additional customer service employee costs required to support customers’ needs; and depreciation expense included $2.1 million due to the impairment of cable plant and other property and equipment. See “Hurricane Ivan.”
(b)	See Attachment (6) Reconciliation Data — Historical for a reconciliation of OIBDA to operating income.
(c)	Represents OIBDA as a percentage of revenues.
(d)	Represents operating income as a percentage of revenues.
(e)	Represents OIBDA less cash taxes and capital expenditures. See Attachment (6) Reconciliation Data — Historical for a reconciliation of unlevered free cash flow to net cash flows provided by operating activities.
(f)	Represents unlevered free cash flow as a percentage of revenues.
(g)	Represents unlevered free cash flow less interest expense, net. See Attachment (6) Reconciliation Data — Historical for a reconciliation of free cash flow to net cash flows provided by operating activities.
(h)	Represents free cash flow divided by basic weighted average common shares outstanding.

(3) Consolidated Balance Sheet Data

MEDIACOM COMMUNICATIONS CORPORATION
Consolidated Balance Sheet Data
(Dollars in thousands)
(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$13,471	$25,815
Investments	1,987	2,933
Subscriber accounts receivable, net	55,825	56,706
Prepaid expenses and other assets	15,420	14,260

Total current assets	$86,703	$99,714

Property, plant and equipment, net	1,438,553	1,465,362
Intangible assets, net	2,044,495	2,050,095
Other assets, net	34,968	39,788

Total assets	$3,604,719	$3,654,959

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$233,396	$247,728
Deferred revenue	38,596	36,634
Current portion of long-term debt	36,807	12,570

Total current liabilities	$308,799	$296,932

Long-term debt, less current portion	2,971,503	3,038,922
Other non-current liabilities	30,395	33,991
Total stockholders’ equity	294,022	285,114

Total liabilities and stockholders’ equity	$3,604,719	$3,654,959

(4) Condensed Statements of Cash Flows

MEDIACOM COMMUNICATIONS CORPORATION
Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net cash flows provided by operating activities	$153,030	$137,188

CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital expenditures	(126,047)	(185,004)
Acquisition of cable television systems	(3,372)	(5,049)
Proceeds from sale of assets and investments	10,556	14,489
Other investment activities	(654)	(1,053)

Net cash flows used in investing activities	$(119,517)	$(176,617)

CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES:
New borrowings	201,000	241,750
Repayment of debt	(244,182)	(223,018)
Repurchases of common stock	(3,656)	—
Proceeds from issuance of common stock in employee stock purchase plan	981	993
Financing costs	—	(101)

Net cash flows (used in) provided by financing activities	$(45,857)	$19,624

Net decrease in cash and cash equivalents	$(12,344)	$(19,805)
CASH AND CASH EQUIVALENTS, beginning of period	$25,815	$31,224

CASH AND CASH EQUIVALENTS, end of period	$13,471	$11,419

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest, net of amounts capitalized	$163,459	$169,183
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITIES:
Capital expenditures financed through capital leases	$—	$8,286

(5) Capital Expenditure Data

MEDIACOM COMMUNICATIONS CORPORATION
(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Customer premise equipment	$56,248	$74,553
Scalable infrastructure	18,069	24,427
Line extensions	26,452	21,062
Upgrade/Rebuild	11,293	49,682
Support capital	13,985	23,566

Total	$126,047	$193,290

(6) Reconciliation Data — Historical

MEDIACOM COMMUNICATIONS CORPORATION
Reconciliation of OIBDA to Operating Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2004	2003
OIBDA	$98,507	$101,092
Depreciation and amortization	(55,631)	(56,958)

Operating income	$42,876	$44,134

	Nine Months Ended September 30,
	2004	2003
OIBDA	$311,198	$302,999
Depreciation and amortization	(163,826)	(218,436)

Operating income	$147,372	$84,563

(6) Reconciliation Data — Historical (continued)

MEDIACOM COMMUNICATIONS CORPORATION
Reconciliation of OIBDA, as adjusted to OIBDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2004	2003
OIBDA, as adjusted	$102,370	$101,092
Effects of Hurricane Ivan (a)	(3,863)	—

OIBDA, as reported above	$98,507	$101,092

	Nine Months Ended September 30,
	2004	2003
OIBDA, as adjusted	$315,061	$302,999
Effects of Hurricane Ivan (a)	(3,863)	—

OIBDA, as reported above	$311,198	$302,999

MEDIACOM COMMUNICATIONS CORPORATION
Reconciliation of Unlevered Free Cash Flow and Free Cash Flow
to Net Cash Flows Provided by Operating Activities
(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Unlevered free cash flow	$184,806	$109,438
Interest expense, net	(143,276)	(143,710)

Free cash flow	$41,530	$(34,272)
Capital expenditures	126,047	193,290
Other expenses	(2,731)	(3,176)
Change in assets and liabilities, net	(11,816)	(18,654)

Net cash flows provided by operating activities	$153,030	$137,188

(a)	For a more detailed discussion of these non-recurring items, please see “Hurricane Ivan.”

(6) Reconciliation Data — Historical (continued)

MEDIACOM COMMUNICATIONS CORPORATION
Reconciliation of Earnings (Loss) per Share, as Adjusted
to Earnings (Loss) per Share
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2004	2003
Basic and diluted earnings (loss) per share, as adjusted	$(0.06)	$0.02
Effects of Hurricane Ivan (a)	(0.05)	—

Basic and diluted earnings (loss) per share, as adjusted	$(0.11)	$0.02

	Nine Months Ended September 30,
	2004	2003
Basic and diluted earnings (loss) per share, as adjusted	$0.15	$0.59
Effects of Hurricane Ivan (a)	(0.05)	—

Basic and diluted earnings (loss) per share, as adjusted	$0.10	$0.59

(a)	For a more detailed discussion of these non-recurring items, please see “Hurricane Ivan.”

(7) Calculation — Unlevered Free Cash Flow and Free Cash Flow

MEDIACOM COMMUNICATIONS CORPORATION
(in thousands)
(Unaudited)

	Three Months Ended September 30,
	2004	2003
OIBDA	$98,507	$101,092
Cash taxes	(100)	(86)
Capital expenditures	(45,022)	(53,115)

Unlevered free cash flow	$53,385	$47,891
Interest expense, net	(48,709)	(46,121)

Free cash flow	$4,676	$1,770

	Nine Months Ended September 30,
	2004	2003
OIBDA	$311,198	$302,999
Cash taxes	(345)	(271)
Capital expenditures	(126,047)	(193,290)

Unlevered free cash flow	$184,806	$109,438
Interest expense, net	(143,276)	(143,710)

Free cash flow	$41,530	$(34,272)

(8) Summary Operating Statistics

MEDIACOM COMMUNICATIONS CORPORATION

	Actual	Actual	Actual
	September 30,	June 30,	September 30,
	2004 (a)	2004	2003
Homes passed	2,780,000	2,771,000	2,740,000

Revenue Generating Units (RGUs):
Basic subscribers	1,461,000	1,491,000	1,552,000
Digital customers	382,000	373,000	393,000
Data customers	350,000	327,000	261,000

Total RGUs	2,193,000	2,191,000	2,206,000
RGU Penetration(b)	78.9%	79.1%	80.5%
Average monthly revenue per RGU (c)	$39.69	$40.56	$38.18

Video
Basic subscribers	1,461,000	1,491,000	1,552,000
Basic penetration	52.6%	53.8%	56.6%
Digital customers	382,000	373,000	393,000
Digital penetration (d)	26.1%	25.0%	25.3%
Average monthly video revenue per basic subscriber(e)	$47.20	$47.83	$45.03

Data
Data customers	350,000	327,000	261,000
Data penetration (f)	12.6%	11.8%	9.5%
Average monthly data revenue per data customer	$38.26	$40.42	$40.57

Average monthly revenue per basic subscriber (g)	$58.95	$58.99	$53.79

Customer Relationships (h)	1,495,000	1,522,000	1,577,000

(a)	Basic subscribers, digital customers and data customers as of September 30, 2004 reflect the Company’s estimate of lost subscribers and customers as a result of Hurricane Ivan. See “Hurricane Ivan.”
(b)	Represents RGUs as a percentage of homes passed.
(c)	Represents average monthly revenues for the last three months of the period divided by average RGUs for such period.
(d)	Represents digital subscribers as a percentage of basic subscribers.
(e)	Represents average monthly video revenues for the last three months of the period divided by average basic subscribers for such period.
(f)	Represents data subscribers as a percentage of homes passed.
(g)	Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.
(h)	The total number of customers that receive at least one level of service, encompassing video and data services, without regard to which service(s) customers purchase.